July 1, 2018

To:

Yossi Dagan

Re: Amendment to Employment Agreement

Dear Yossi,

Reference is made to your employment agreement with One World Cannabis Ltd. (the “Company”) dated June 4, 2017, as amended (the “Agreement”; All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement). This letter documents the agreed amendments to the Agreement, effective as of July 1, 2018 (the “Effective Date”):

1.	Increase of Gross Salary. In Schedule A of the Agreement, the paragraph set forth opposite to the title “Salary (NIS)” shall be deleted in its entirety and replaced by the following:

“The Employee shall be entitled to a gross monthly salary of NIS 21,000 (the “Base Salary”). In addition, in consideration for overtime hours that the Employee may work during the month, the Employee shall receive a global payment of NIS 9,000 (the “Global Overtime Compensation”, and together with the Base Salary, the “Salary”). The Global Overtime Compensation has been determined based on the Company’s estimation of the average of overtime hours per month that the Employee’s position may require.”

2.	This letter constitutes a notice of change in employment terms that is required under the Notice to an Employee (Terms of Employment) Law, 5762 - 2002.

3.	The provisions of Section 12 of the Agreement are incorporated herein by reference and shall apply to the terms herein. Other than specifically stated herein the Agreement shall stay in force and effect. In the event of any conflict between the provisions of this agreement and the provisions of the Agreement, the provisions of this letter shall prevail and govern.

Sincerely,